Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Superior Drilling Products, Inc. and subsidiaries, of our report dated March 23, 2022, relating to the consolidated financial statements of Superior Drilling Products, Inc. and subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Dallas, Texas

August 12, 2022